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                                                                    Exhibit 10.1

* Indicates material has been omitted pursuant to a request for confidential information


                      VISUAL CONTENT SERVICES AGREEMENT

      THIS VISUAL CONTENT SERVICES AGREEMENT (the "Agreement") is entered into as of April 19, 2000 (the "Effective Date"), between Internet Pictures Corporation, a Delaware corporation with an office located at 124 University Avenue #201, Palo Alto, CA 94301 ("IPIX"), and eBay Inc., a Delaware corporation with an office located at 2145 Hamilton Avenue, San Jose, CA 95125 ("eBay").

      WHEREAS, IPIX provides visual content and other digital media solutions to operators of Internet websites;

      WHEREAS, eBay operates an Internet online listing and trading site that brings together sellers and buyers of goods and services;

      WHEREAS, eBay desires to offer enhanced visual content services to users of its website;


      WHEREAS, IPIX desires to be the exclusive provider of the Services (defined below) for the Sites (defined below); and


      WHEREAS, eBay desires to engage IPIX as its exclusive provider of the Services for the Sites as set forth below;


      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

DEFINITIONS

      1.1 "Base Level Bandwidth" means the level of bandwidth consumed in delivering the jointly developed Basic Service to Customers, as further described in Exhibit A.

      1.2 "Basic Service" means the service that IPIX will offer each Customer free of charge, as further described in Exhibit B.

      1.3 "Confidential Information" means any confidential or proprietary information of a party (the "Disclosing Party") which is disclosed to the other party (the "Receiving Party") in a writing marked confidential or, if disclosed orally, is identified as confidential at the time of disclosure and is subsequently reduced to a writing marked confidential and delivered to the other party within 10 days of disclosure. The terms of this Agreement will constitute Confidential Information.

      1.4   "Customer" means any person who accesses any page on a Site.


      1.5 "Deal Quarter" means a three-calendar-month period during the Term.

      1.6 "eBay Marks" means the eBay trademarks, service marks and/or trade names designated by eBay for use in the performance of this Agreement.

      1.7 "eBay Site" means the website owned and operated by eBay accessible at www.ebay.com (or any successor URL) that provides online listing and trading services to Customers, but shall not include eBay Great Collections(TM) or the Automotive areas and any content or data related thereto.

      1.8 "eBay Templates" means the underlying data and structure for pages of the eBay Site and applicable Additional Sites (as defined in Section 4.3(b)) provided by eBay to IPIX pursuant to this Agreement, and any interfaces supplied by eBay during the Term to facilitate integration and operation of the Image Management Solution.

      1.9 "eBay Bulk Upload Tools" means bulk upload and listing tools owned or controlled by eBay and provided by eBay to IPIX during the Term.

      1.10 "Enhanced Services" means enhanced Image products and services produced by IPIX that IPIX and/or eBay will offer Customers for a fee, as further provided in Exhibit B.

      1.11 "First Level Support" means the customer support for the Services eBay provides directly to Customers and the Help Tools, as further provided in
Section 3.3(a) and Exhibit H.
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      1.12  "Image" means any digital photographic image to be included in Listings.


      1.13 "IPIX Image" means any Image produced by or on behalf of IPIX for a Customer.

      1.14 "IPIX Marks" means the IPIX trademarks, service marks and/or trade names designated by IPIX for use in the performance of this Agreement.

      1.15 "IPIX Technology" means the proprietary software and hardware developed by or licensed to IPIX and used to develop and/or implement the Services and/or provide the Services to Customers (including but not limited to the Image Management Solution and Plug-Ins).

      1.16  "Listing" means any listing submitted by a Customer on any Site.

      1.17 "Penetration Rate" means the total number of Listings utilizing the Enhanced Services during a Deal Quarter divided by the total number of Listings on the Sites during such Deal Quarter.

      1.18  "Performance Standards" means the parameters described in Exhibit
A.

      1.19 "Plug-In" means a plug-in module, Active X-based control or other tool or application designed for integration and use with a web browser to enable a Customer to use the Services.

      1.20 "Second Level Support" means IPIX support to eBay customer support personnel, as further provided in Section 3.3(b) and Exhibit H.

      1.21 "Service Provider Network" means the managed network of trained videographers/photographers with whom IPIX has entered into agreements to capture images at designated sites.

      1.22 "Services" means collectively the Basic Service, Enhanced Services and Virtual Tour Services.

      1.23  "Sites" means the eBay Site and the Additional Sites.

      1.24 "Standard Images" mean still Images up to 400 pixels by 300 pixels.

      1.25  "Term" means the term of this Agreement as set forth in
Section 6.

      1.26 "Third Level Support" means IPIX customer support directly to Customers solely in the event that both First Level Support and Second Level Support are inadequate, as further provided in Section 3.3(b) and Exhibit H.

      1.27 "Transferred Information" means any information passed from eBay to IPIX regarding eBay users and their trading activities.

      1.28 "Virtual Tour Images" means Images used for display in a fully interactive 360 degree virtual tour format targeted at automobiles, boats, antique furniture, real estate, resort properties and other objects suitable for panoramic imaging.

      1.29 "Virtual Tour Services" means the capture, processing, hosting and distribution services for Virtual Tour Images offered by IPIX where the Images are captured by the Customer or through the Service Provider Network, as further described in Exhibit B.

2.     SERVICES AND IMPLEMENTATION

      2.1 Services. As further provided below, IPIX will provide a complete, turn-key Image management solution for use by Customers (the "Image Management Solution"), which will include: (i) an easy-to-use integrated Image submission and hosting interface supporting the drag and drop of Customer-provided Images (where applicable), and browser-based submission of such Images (where drag and drop is infeasible) by Customers into the "Sell Your Item" pages of the Sites or other similar pages on the Sites that Customers use to list items for trading; and (ii) the uploading and hosting of such Images on IPIX servers and the display and distribution of such Images on the Sites.

            (a) Basic Service. IPIX shall offer each Customer the Basic Service in accordance with the schedule and criteria set forth in Exhibits A and B.


            (b) Enhanced Services. IPIX shall offer Customers the Enhanced Services in accordance with the roll-out schedule and criteria set forth in Exhibits A and B.

            (c) Virtual Tour Services. IPIX shall also offer Virtual Tour Services to Customers on a mutually agreeable off-site (i.e., not on the Sites), co-branded website hosted by IPIX, the presentation

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of which shall be approved by eBay in writing before such services are made commercially available (with such approval not to be unreasonably withheld or delayed). Such website will be subject to Section 12 ("Customer Information") regarding treatment of Referrals (as defined in Section 5.4) and use of Customer Information. IPIX will make available the Virtual Tour Services to Customers and at such prices as IPIX may determine in its discretion (subject to the requirements of Section 2.1(d) below).

            (d) Services Pricing. During the Term, if IPIX furnishes a palette of Image services substantially similar to the Services for online listing and trading to any third party on pricing terms more favorable than the pricing terms offered to eBay herein, eBay may elect to incorporate such pricing terms into this Agreement in its sole discretion (provided that Virtual Tour Services are excluded from such obligation). Moreover, if IPIX's then-current effective national pricing for Virtual Tour Services is more favorable than the pricing offered to eBay Customers, the parties shall immediately modify the Agreement to reflect such favorable pricing. The parties will mutually agree on pricing for all Services other than Virtual Tour Services, and will periodically review the then-current pricing for the Services.

            (e) Current Version. Subject to Section 3.2, during the Term, IPIX will offer to eBay the most current version of the Services offered by IPIX, provided that eBay will not be obligated to introduce or accept such version until eBay is ready to introduce or accept such version and has approved such version pursuant to the approval process set forth in Section 2.2 (c). IPIX will have no obligation to offer individual features of a version separate from the version as a whole.

            (f) Access to Sites. Subject to the terms and conditions of this Agreement, eBay will offer the Services on the Sites and will permit IPIX to provide the Services on the Sites by means of the Image Management Solution; provided that, other than with respect to patches and error corrections necessary for compliance with the requirements of Exhibit A, IPIX shall not alter, delete or modify the Image Management Solution or the Services (including without limitation modifying the Plug-Ins or requiring any different or additional Plug-Ins) or any parts thereof or the user experience associated with the Image Management Solution or the Services without first receiving eBay's prior written approval pursuant to Section 2.2(c) below.

            (g) Management Reviews. Executive representatives of each party will meet every two months during the Term to discuss project performance, concepts for the development and rollout of additional Enhanced Service consistent with Exhibit B and other appropriate issues.

2.2   Implementation.


IPIX Obligations. IPIX will use commercially reasonable efforts to develop the Image Management Solution and develop and host the Services under an eBay private label including a prominent "Powered by IPIX" designation (as described in Exhibit B, section 1(g)), and IPIX will reasonably cooperate with eBay to integrate the Image Management Solution and Services into the "Sell Your Item" and "View Item" pages of the eBay Site. IPIX will use commercially reasonable efforts to develop and implement the Services pursuant to the development schedule and specifications set forth in Exhibit B, and, commencing on the date of the Initial Launch (as defined below), maintain the Services as specified in Exhibit A and in compliance with eBay's general promotional guidelines (or, if eBay develops unique guidelines for eBay-owned services, such unique guidelines) set forth on the Sites. IPIX will also provide integration and functionality such that the Services will be reasonably enabled to work in conjunction with bulk upload and similar listing tools reasonably designated by eBay, and will be enabled to work with Mr. Lister and Auction Assistant, and any additional eBay Bulk Upload Tools mutually agreed by the parties, provided that it shall be eBay's responsibility to implement any modifications of the eBay Bulk Upload Tools required for integration of the Services. IPIX will, free of charge to eBay, operate and maintain the IPIX Technology for the purpose of providing the Services to Customers, and will cooperate with eBay to develop the interfaces between the eBay listing and bidding processes and the Services. IPIX will use commercially reasonable efforts to develop, support and maintain any Plug-Ins required for eBay users to use the Services, and the parties will cooperate to implement the mechanism for such Plug-Ins to be downloaded by Customers at no charge.

            (b) eBay Obligations. eBay will use commercially reasonable efforts to facilitate the integration of the Image Management Solution into the Sites and the eBay Bulk Upload Tools, subject to this Section 2. Moreover, eBay will use commercially reasonable efforts to cooperate with IPIX in

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fulfilling IPIX's obligations hereunder, including without limitation: providing the eBay Templates and eBay Bulk Upload Tools to IPIX; modifying the eBay Bulk Upload Tools as required for integration with the Services; working with IPIX to implement the Image Management Solution on the Sell Your Item and other relevant pages on the Sites; providing IPIX with technical information necessary to enable IPIX to serve Images on the "View Item" pages on the Sites; and making the appropriate introductions to the development teams of Mister Lister(TM) and Auction Assistant(TM) to facilitate the integration of bulk upload and similar listing tools. As further provided in Exhibit B, IPIX may implement an IPIX logo watermark on all still Images submitted through the Services. eBay may, in its reasonable discretion based on eBay user feedback, determine at any time that the watermark should not be displayed on the Images linked or posted after that time, and IPIX will cease inserting the watermark on the Images within 14 days of notification of such determination from eBay; provided, however, that, in such event, the parties shall mutually establish some other IPIX branding mechanism of like frequency (and which complies with eBay's advertising guidelines) to substitute for the IPIX logo watermark.

            (c) Approval. When IPIX has developed and is prepared to implement the Services as provided in Section 2.2(a), a new version of the Services as contemplated in Section 2.1(e), an Additional Site as provided in Section 4.3(b), an Additional Service or IPIX Proposed Service as provided in Section 4.3(c), or any other alteration, modification or addition to the Services as contemplated in Section 2.1(f) (collectively, the "Offerings"), IPIX shall make the Offerings available to eBay for review in a format mutually agreed by the parties for review and acceptance by eBay. The parties will cooperate to develop written specifications (such as an engineering requirements document (ERD)) for the Offerings, which shall include specific acceptance test criteria and procedures, and which both parties shall approve in writing prior to any obligation of IPIX to commence or continue development or implementation. eBay shall have 30 days, or such other period as may be stated in the specifications, following the delivery of an Offering to determine in its reasonable judgment whether the Offering conforms to the applicable specifications (the "Initial Acceptance Period"). eBay agrees to inform IPIX during the Initial Acceptance Period of any non-conformance describing the nature of the non-conformance. If no notice of non-conformance is received by IPIX before the end of the Initial Acceptance Period, the Offering shall be deemed to be accepted by eBay. If eBay reasonably rejects an Offering as non-conforming, IPIX shall promptly correct the non-conformance and deliver a modified Offering to eBay within the period mutually agreed by the parties. If no period is specified, the period will be 30 days. eBay shall then determine in its reasonable judgment whether the modified Offering conforms to the applicable specifications in accordance with the procedures in this Section 2.2(c). If eBay then reasonably rejects the modified Offering, eBay, in its sole discretion, based on the applicable specifications and in accordance with the procedures set forth in this Section 2.2(c), (i) may allow IPIX to continue resubmitting modified Offerings until they meet the acceptance criteria; (ii) waive the unsatisfied acceptance criteria; (iii) if the Offering is an Additional Service as defined in Section 4.3(c) and it has not been launched in accordance with the schedule set forth in Section 4.3(c), eBay may terminate any obligation by eBay with respect to such Offering in accordance with Section 4.3(c); or (iv) if the Offerings are those to be included in the Initial Launch and Final Launch, eBay may terminate this Agreement with no liability.

            (d) Changes to eBay Templates. eBay may modify the eBay Templates provided from time to time in its sole discretion, and IPIX will provide eBay with guidance regarding implementation of such modified templates throughout the Services promptly after receiving such templates. eBay will provide IPIX with reasonable advance notice of such modifications, and IPIX's implementation of any necessary changes in the Image Management Solution as a result of the new templates will be subject to the approval process specified in Section 2.2(c).

            (e) Delay. The parties acknowledge that each is dependent on the cooperation of the other to meet the development schedule set forth in Exhibit B, and each party shall devote appropriate product management and technical support adequate to meet such schedule. Unless otherwise mutually agreed by the parties in writing, if the Final Launch (as defined in Exhibit B) has not


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occurred by December 31, 2000, except to the extent such failure is due to
eBay's failure to perform tasks which are identified as its responsibility in this Section 2.2 and which are a prerequisite for IPIX's timely performance), then eBay may thereafter terminate this Agreement upon written notice to IPIX at any time.

3.    PERFORMANCE STANDARDS; CUSTOMER SUPPORT


      3.1 Performance Standards. IPIX will ensure that the provision of the Services meets the criteria described in Exhibits A and B. * IPIX will provide to eBay * dedicated product management and technical support available on a 24-hours, 7 days-a-week remote basis to support the integration of the Services into the Sites and on an ongoing basis and will provide reasonable on-site presence at eBay's Silicon Valley facilities during the launch and integration phases to ensure smooth integration. Additionally, IPIX will ensure that, during the term of the integration and, as further requested by eBay, for a reasonable time thereafter, the dedicated integration team will include the following members of the IPIX engineering team, so long as each remains an employee of
IPIX: Andy Mutz, Adam Sah, Joseph Molnar, Diana Stanley and Lisa Wood. IPIX will treat eBay, with respect to service commitments, feature sets and user experience, at least as favorably as it does its most strategic partners to which IPIX provides analogous services.

      3.2 Current Technology. IPIX agrees to use commercially reasonable efforts to keep the IPIX Technology current and at a level at least as high as the level comparable to the level of technology generally used in the professional photo-hosting industry for similar services; provided, however, that, in the event, pursuant to Section 2.1(e), eBay declines to introduce or accept the most current version of the Services offered by IPIX reasonably promptly following IPIX's offer to eBay of such version, IPIX shall have no further obligation with respect to that version pursuant to this Section 3.2.

      3.3   Customer Support; Training.


            (a) First Level Support. eBay will provide First Level Support to Customers using the Services. IPIX will provide English-language FAQs, tutorials, and similar aids ("Help Tools") to help eBay users in the use of the Services, including automated, Web-based customer support for the Services consisting of an HTML page with a menu of support topics. eBay will host and maintain the Help Tools on an eBay server.

Second and Third Level Support. IPIX will provide Second Level Support to eBay customer support personnel to enable such personnel to respond to Customer inquiries about the Services. If eBay customer support personnel have contacted IPIX to obtain Second Level Support and eBay reasonably determines after following eBay's internal escalation process that IPIX's Second Level Support is insufficient to enable eBay personnel to address a Customer inquiry, eBay personnel may redirect such inquiry directly to IPIX for Third Level Support.

Training. IPIX will provide free, live training regarding Services support to eBay's customer support organization. During the initial rollout of any new Services or Services to any new Site and for 2 weeks after such rollout, IPIX will provide a full-time employee in eBay's Salt Lake City location free of charge to help address customer support issues. An IPIX representative will also be available free of charge from time to time to participate in live, real-time chat board discussions at eBay's request. If functional or design errors in the Services result in an increased Customer support burden, IPIX will remedy such errors promptly to the extent such remedy is not delayed as a result of eBay's act or failure to act.

            (d) Response Times and Reports. IPIX will provide the customer support specified in this Section 3 in accordance with the criteria set forth in Exhibit H.

4.    MARKETING; EXCLUSIVITY

      4.1 Marketing Plan. Each party will use reasonable commercial efforts to market and promote the Services to increase the usage thereof through a variety of promotional mechanisms, in a mutually-agreeable manner, in accordance with the marketing plan set forth in Exhibit C, as such plan may be modified from time to time in writing by mutual agreement of the parties.

      4.2   Promotional Impressions.  *

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      4.3   Exclusivity.  *


            (c)   Additional Services.

                  (i)   *

                  (ii) IPIX Requests. To the extent IPIX desires to add an additional Image submission or hosting service to the palette of Enhanced Services (an "IPIX Proposed Service"), the parties shall discuss such IPIX Proposed Service in good faith, subject to Exhibit B. In the event the parties mutually agree that IPIX should provide such IPIX Proposed Service on a Site, the parties will mutually agree upon a launch date and such IPIX Proposed Service shall become an "Enhanced Service" upon the launch of such IPIX Proposed Service on the Site. Such IPIX Proposed Service will be subject to the approval process in Section 2.2(c).

            (d) Digitization Services. None of the restrictions set forth in this Section 4.3 will limit eBay's ability to enter into any agreements or relationships with any party, nor restrict promotional activities, with respect to the digitization portion of any Image services (other than the capture and digitization of Virtual Tour Images), but will only apply to the submission and hosting portions of the process; provided, that eBay will discuss in good faith with IPIX opportunities whereby IPIX would provide digitization services to Customers.

            (e)   *

5.    FINANCIAL

      5.1   *
      5.2   *
      5.3   *
      5.4   *
      5.5   *

      5.6 Payment Terms; Taxes. Overdue payments shall accrue interest, at the lesser of 1-1/2% per month or the maximum allowable interest under applicable law, from due date until paid, and each party shall pay the other party's costs of collection on such overdue payments, if any (including reasonable attorneys' fees). Each party shall pay any sales, use or similar tax related to such party's performance of its obligations or exercise of its rights under this Agreement, exclusive of taxes based on the other party's net income.

      5.7 IPIX Reports. IPIX shall provide eBay weekly technical performance reports (including, but not limited to bandwidth and availability) and shall provide eBay with written notice each time the delivery of the Basic Service consumes bandwidth at a level equal to 80%, 90% or 100% of the Base Level Bandwidth ("Bandwidth Notice"). Such written notice shall be provided within two business days of the occurrence of such event. If eBay unilaterally requests IPIX to modify the Basic Service in a manner that requires materially greater bandwidth consumption than the Base Level Bandwidth and IPIX has not provided eBay with the required Bandwidth Notice, eBay shall not be required to pay the Additional Bandwidth Costs.

      5.8 Inspection of Records. During the Term, and for 12 months thereafter, each party will have the right, at its own expense and not more than twice in any 12 month period, to authorize an independent auditor reasonably acceptable to both parties to inspect those accounting records of the other party necessary to verify the accuracy of funds paid to the auditing party pursuant to this
Section 5, provided that such independent auditor has executed a confidentiality agreement with respect to such records that is reasonably acceptable to the audited party. Such inspections will take place during the audited party's normal business hours, upon not less than 10 days prior written notice to the audited party.

      5.9 Warrant. Within 15 days following the Effective Date, IPIX will grant eBay a warrant to purchase 600,000 shares of common stock of IPIX at an exercise price per share equal to the closing price of the common stock of IPIX on the Nasdaq National Market on the Effective Date (the "Warrant"). The Warrant shall expire 12 months after the termination



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            or expiration of the Agreement. One-ninth (1/9) of the shares subject to the Warrant will vest and become exercisable at the end of each Deal Quarter during the term of the Agreement; provided, however, that no further vesting of shares subject to the Warrant shall occur following any expiration or termination of the Agreement, notwithstanding Section 6.5 or anything to the contrary herein. The Warrant will be exercisable on a net-exercise or cashless exercise basis and shall be substantially in the form attached hereto as Exhibit F.

6.    TERM AND TERMINATION

      6.1 Term. The term of the Agreement will commence on the Effective Date and shall continue for 14 successive "Deal Quarters," with the first Deal Quarter commencing on April 1, 2000.

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      6.2   Right of First Discussion. eBay will extend to IPIX, at least 180 days prior to the expiration of the Agreement, a right of first discussion under which IPIX would be afforded the initial discussions with eBay regarding extension of the Agreement. Such discussion period would continue for at least 30 days, but in the event that no agreement is reached during such period, eBay shall be free to engage in discussions with other parties, without an obligation to re-initiate discussions with IPIX. In no event will this right of discussion preclude eBay from responding to solicitations from third parties during the Agreement, provided that eBay may not engage in material discussions with such third parties regarding providing Image submission and hosting services until the IPIX 30-day discussion period has lapsed, or unless IPIX is in breach of the Agreement (including without limitation the Performance Standards in Exhibit A and the Customer Support standards in Exhibit I).

      6.3   Termination for Breach.

            (a) Unless otherwise agreed in writing between the parties, and except as set forth in this Section 6.3 and Exhibit A, a party may terminate this Agreement in the event the other party breaches a material term, condition or representation of this Agreement, and fails to remedy such default within 30 days after being notified by the non-breaching party of such breach or failure.

                  (i) The failure by IPIX to meet any of the Performance Standards in Exhibit A, other than a Client Application Failure (as defined in Exhibit A) and other than a failure resulting from eBay's act or failure to act, shall constitute a material breach of this Agreement. If IPIX does not cure a Server Application Error (as defined in Exhibit A) within 30 days after IPIX discovers or is notified of such Server Application Error, eBay may then terminate this Agreement by written notice without any further cure period. If IPIX does not cure failures with respect to the General Latency and Uptime Performance Standards within the 15-day cure period set forth in Exhibit A, eBay may terminate the Agreement as set forth in Exhibit A. eBay may also terminate the Agreement in the event IPIX repeatedly fails to meet the Performance Standards set forth in Section 1 of Exhibit A in accordance with the provisions set forth in Exhibit A.

                  (ii) A substantial and ongoing failure by IPIX to conform to the customer support requirements in Exhibit H, other than a failure resulting from eBay's act or failure to act, shall constitute a material breach of this Agreement.

      6.4 Effects of Termination. Except as provided below, upon expiration or termination of this Agreement:


            (a)   IPIX will immediately cease all use of the eBay Marks;

            (b) IPIX will continue to provide Services in a manner commensurate with the quality of Services provided prior to such expiration or termination and to support Customers who purchased such Services (or in the case of the Basic Service, elected to use the Basic Service) during the Term for a minimum of 75 days after the Listing corresponding to such Services is concluded, and the licenses granted below under Section 7.2 and 7.3(b)(ii) will survive during such period;

            (c) eBay will cease all use of the IPIX Marks, IPIX Images and the IPIX Technology and shall purge all IPIX Technology and IPIX Images from its servers 75 days after the conclusion of every Listing for which Customers purchased Services (or in the case of the Basic Service, elected to use the Basic Service) during the Term.

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

            (d) Each party will promptly destroy or return any Confidential Information of the other party in its possession.

Notwithstanding the foregoing, in the event of any termination of the Agreement (but excluding the expiration of the Agreement, to which Section 6.2 applies, termination by eBay pursuant to Section 2.2(e), and termination by IPIX pursuant to Section 6.3) IPIX will continue, if requested by eBay, to provide the Services and associated customer and technical support on a non-exclusive basis for a period of 4 months after such termination (the "Transition Period"), in a manner consistent with the manner in which the Services were provided during the previous portion of the Term, in order to facilitate an orderly migration of the Services. Each party shall continue to pay the other party amounts due under the Agreement through the end of the Transition Period, and any licenses required for such performance shall continue in effect during the Transition Period.

      6.5 Survival of Certain Terms. The provisions of Sections 5.6, 5.8, 5.9, 6.4, 6.5, 7.1(a), 7.1(b) (solely with respect to the license to derivative works of the Help Tools), 7.1(b)(ii-iv), 7.2(a), 7.2(b)(iii-iv), 7.3(a)(i), 7.3(b)(i),
7.4, 8, 9, 10, 11, 12 and 13 will survive the expiration or termination of this Agreement for any reason. Except as otherwise expressly provided herein, all other rights and obligations of the parties will cease upon expiration or termination of this Agreement.

7.    PROPRIETARY RIGHTS

      7.1   IPIX Technology; Help Tools; IPIX Images

            (a) All IPIX Technology, Help Tools and all IPIX Images are, and at all times will remain, the exclusive property of IPIX, and no provision of this Agreement implies any transfer to eBay of any ownership interest in the IPIX Technology, Help Tools or the IPIX Images. The licenses set forth in Sections 7.1(b) confer neither title to, nor ownership in, the IPIX Technology, Help Tools or the IPIX Images and are not a sale of any rights therein. eBay hereby irrevocably assigns to IPIX all right, title and interest worldwide in and to any modifications or derivative works of the IPIX Technology, Help Tools and IPIX Images made by eBay, including without limitation any copyrights, trade secrets, patent rights, moral rights, contract rights and licensing rights.

            (b) IPIX hereby grants to eBay a nonexclusive, fully-paid, royalty-free, worldwide license to use, reproduce, display, digitally perform and/or modify the IPIX Technology, Help Tools and IPIX Images solely as necessary to provide the Services in accordance with the Agreement. eBay may sublicense or distribute the IPIX Technology or any portion thereof (such as Plug-Ins), Help Tools and IPIX Images to Customers, solely as necessary to make the Services available to Customers on the Sites. In addition, IPIX hereby grants to eBay a perpetual, irrevocable, nonexclusive, fully-paid, royalty-free, worldwide foregoing license to use, reproduce, digitally perform, display, modify and distribute for any purpose any derivative works of Help Tools which eBay creates in the process for localizing such Help Tools for use on international Sites.

                  (i) As reasonably requested by IPIX from time to time, eBay agrees to include such ownership restrictions and other licensing provisions regarding the IPIX Technology, IPIX Images and Help Tools in relevant legends, disclaimers and license agreements presented to Customers on the Sites in connection with the Services. eBay shall reproduce all copyright notices in the original IPIX Technology, Help Tools and IPIX Images and on all copies or modifications thereof where the omission of such notices would jeopardize or impair IPIX's intellectual property rights therein.

                  (ii) Any transfer, copying, distribution or other use of the IPIX Technology, Help Tools and IPIX Images by eBay other than as expressly provided herein constitutes a material breach of this Agreement.

                  (iii) eBay will not disassemble or decompile the IPIX Technology including single Java class files under any circumstances. The disassembly or decryption by eBay of the foregoing constitutes a material breach of this Agreement.

                  (iv) eBay will not export or re-export the IPIX Technology or any copy or adaptation in violation of any applicable laws or regulations.

      7.2   eBay Templates; eBay Bulk Upload Tools

            (a) All eBay Templates and eBay Bulk Upload Tools are, and at all times will remain, the exclusive property of eBay, and no provision of this Agreement implies any transfer to IPIX of any ownership interest therein. The license set forth in Section 7.2(b) confers neither title to, nor ownership in, and is not a sale of, the eBay Templates, the eBay Bulk Upload Tools or any other eBay proprietary technology. IPIX hereby irrevocably assigns to eBay all right, title and interest worldwide in and to any modifications of the eBay Templates made by IPIX, including without limitation any copyrights, trade secrets, patent rights, moral rights, contract rights and licensing rights.

            (b) (i) eBay hereby grants to IPIX a nonexclusive, worldwide, fully-paid, royalty-free license to use the eBay Templates during the Term solely as necessary to develop and provide the Services on the Sites in accordance with this Agreement. "Use" means reproducing, modifying storing, loading, installing, digitally performing, and/or displaying the eBay Templates. IPIX must reproduce all copyright notices in the original eBay Templates and eBay Bulk Upload Tools and on all copies or modifications thereof.

                (ii) eBay hereby grants to IPIX a nonexclusive, fully-paid, royalty-free license to internally use the eBay Bulk Upload Tools during the Term solely to facilitate the integration of bulk upload and similar listing tools into the Image Management Solution. "Use" means reproducing, modifying storing, loading, installing, digitally performing, and/or displaying the eBay Bulk Upload Tools. The Bulk Upload Tools shall be deemed eBay Confidential Information and may not be distributed or sublicensed in any form for any purpose.

                (iii) IPIX will not disassemble or decompile the eBay
Templates or eBay Bulk Upload Tools, including single Java class files under any circumstances. The disassembly or decryption by IPIX of any Java class file constitutes a material breach of this Agreement.

                (iv) IPIX will not export or re-export the eBay Templates or eBay Bulk Upload Tools or any copy or adaptation in violation of any applicable laws or regulations.

      7.3   Trademarks.

            (a)   IPIX Marks.

                  (i) IPIX owns and at all times will continue to own the IPIX Marks. eBay will not take any actions inconsistent with IPIX's ownership rights.

                  (ii) Subject to the restrictions set forth herein, IPIX hereby grants eBay a nonexclusive, worldwide, royalty-free, fully paid, nontransferable right to use the IPIX Marks during the Term, subject to the prior approval of IPIX, which IPIX shall not withhold or delay unreasonably, solely in connection with the offering, promotion and marketing of the Services as provided in
Section 4. eBay's use of the IPIX Marks will not create in eBay any right, title or interest therein or thereto. All use by eBay of the IPIX Marks will inure to the exclusive benefit of IPIX. At IPIX's reasonable request, eBay will assist IPIX with the protection and maintenance of the IPIX Marks. eBay may only use the IPIX Marks as expressly permitted herein. eBay agrees to use the IPIX Marks in a manner commensurate with the style, appearance and quality of IPIX's services and/or products bearing such marks.

            (b)   eBay Marks.

                  (i) eBay owns and at all times will continue to own the eBay Marks. IPIX will not take any actions inconsistent with eBay's ownership rights.

                  (ii) Subject to the restrictions set forth herein, eBay hereby grants IPIX a nonexclusive, worldwide, royalty-free, fully paid, nontransferable right to use the eBay Marks during the Term, subject to the prior approval of eBay, which eBay shall not withhold or delay unreasonably, solely in connection with the offering, promotion and marketing of the Services as provided in
Section 4. IPIX's use of the eBay Marks will not create in IPIX any right, title or interest therein or thereto. All use by IPIX of the eBay Marks will inure to the exclusive benefit of eBay. At eBay's reasonable request, IPIX will assist eBay with the protection and maintenance of the eBay Marks. IPIX may only use the eBay Marks as expressly permitted herein. IPIX agrees to use the eBay Marks in a manner commensurate with the style, appearance and quality of eBay's services and/or products bearing such marks.

            (c) Guidelines. Each party's use of the other party's Mark will comply with the standard written guidelines provided by such other party; modifications or additions to such policies will be promptly provided to the other party. If at any time any party determines that another party's use of the Marks does not follow its guidelines, it will notify the other party and that party will promptly revise its use of the Marks to so conform with the written guidelines within 30 days. If a party has been notified of non-conforming use of the other's Marks and fails to conform such use within 30 days, the other party may, in its sole discretion, revoke the trademark license provided in this
Section 7.3.

            (d) Changes, Additions or Substitutions of Marks. Each party reserves the right to change its Marks, add new Marks or substitute new Marks for existing Marks. The party making such changes shall provide the other parties with written notice and with examples of the new Marks. The party receiving such notice shall make reasonable commercial efforts to promptly change its use of the Marks to comply with such change, addition or substitution.

      7.4 Limitation on Grant of Rights. Except as expressly provided herein, neither party receives any other right or license to the technology or intellectual property of the other party.

      7.5 Joint Development. Ownership of the intellectual property rights in any materials jointly developed by the parties in connection with this Agreement shall be specified in the applicable ERD, statement of work or other specifications for such materials.

8.    CONFIDENTIALITY

      8.1 General. Subject to Section 13.3, each party agrees that (a) it shall not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (b) it shall treat the other party's Confidential Information with the same degree of care it uses to protect its own information of a similar nature, but in no instance shall it use less than reasonable care. Notwithstanding anything to the contrary in this Agreement, in the event either party is required to publicly disclose the Agreement (or any element of the Agreement) pursuant to any regulatory or other governmental disclosure requirement, such party agrees to notify the other of such requirement and agrees to work with the other party and take all necessary steps to obtain confidential treatment of the Agreement and all the terms and conditions therein.

      8.2 Exceptions. The foregoing restrictions will not apply to information that (i) is known to the Receiving Party at the time of disclosure by the Disclosing Party; (ii) is or becomes publicly known through no wrongful act of the Receiving Party; (iii) is rightfully received from a third party without restriction; (iv) is independently developed by the Receiving Party; (v) has been approved for release by written authorization of the Disclosing Party; (vi) is not marked or similarly designated as confidential, and is provided for a purpose or in a manner that reasonably contemplates, or would naturally be understood to contemplate, disclosure or use by others; and (vii) is disclosed pursuant to a valid order of any governmental authority provided that the party intending to make disclosure in such circumstances has given the other party prompt notice prior to making such disclosure so that such party may seek a protective order or other appropriate remedy prior to such disclosure.

9.    REPRESENTATIONS AND WARRANTIES

      9.1 Warranty. IPIX hereby represents and warrants to eBay that any content provided by IPIX to eBay (including but not limited to content contained in the Promotional Impressions and the Help Tools) will not contain any libelous, defamatory, obscene or slanderous material, and is not materially false, misleading or inaccurate, and will not contain any viruses, worms, time bombs, cancelbots or other programming routines intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data, or personal information.

      9.2 Disclaimer. THE WARRANTIES PROVIDED HEREIN ARE THE ONLY WARRANTIES PROVIDED WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. SUCH WARRANTIES ARE IN LIEU OF, AND THE PARTIES HEREBY DISCLAIM, ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTY OF TITLE, NONINFRINGEMENT OF THIRD PARTY RIGHTS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Each party acknowledges that it has not entered into this Agreement in reliance upon any warranty or representation except those specifically set forth herein.

10.   INDEMNIFICATION

      10.1 IPIX will indemnify, defend and hold harmless eBay and eBay affiliates operating any Additional Sites and their officers, directors, successors and permitted assigns from and against any and all losses, claims, suits, proceedings, liabilities, expenses (including reasonable attorneys' fees and expenses), causes of action, damages and costs (collectively "Claims") arising out, relating to or in connection with any claim by a third party regarding: (i) any Customer's use of the Services (other than Claims arising solely from the unavailability of the eBay Site or an Additional Site due to circumstances within eBay's or the applicable eBay affiliate's control and not general problems with the infrastructure of the Internet or any eBay or affiliate supplier); (ii) any infringement by the IPIX Technology, Help Tools, IPIX Marks or IPIX Images, or by the Services of any third party's worldwide patent, trademark, copyright, trade secret or other intellectual property right; and (iii) any content provided by IPIX to eBay (including but not limited to content contained in the Promotional Impressions and the Help Tools). Any Claim arising with respect to any Image created and submitted by a Customer or a third party on behalf of a Customer is expressly excluded from the foregoing indemnification. If the Services, IPIX Technology, Help Tools, IPIX Marks or IPIX Images are held to be infringing or their use is enjoined, or eBay believes such a holding is likely, IPIX shall, at its option and expense, either (a) procure for eBay the right to offer and use such Services, IPIX Technology, Help Tools, IPIX Marks or IPIX Images; or (b) replace or modify such Services, IPIX Technology, Help Tools, IPIX Marks or IPIX Images so that the substitute is non-infringing and otherwise complies with the requirements of this Agreement.

      10.2 eBay will indemnify, defend and hold harmless IPIX and its officers, directors, successors and permitted assigns from and against any and all Claims arising out of, relating to or in connection with any claim by a third party that the eBay Templates, eBay Bulk Upload Tools or the eBay Marks infringe on the worldwide patent, trademark, copyright, trade secret or other intellectual property rights of such third party. Any Claim arising with respect to any Image created and submitted by a Customer or a third party on behalf of a Customer is expressly excluded from the foregoing indemnification.

      10.3 The foregoing obligations are conditioned on (i) the indemnified party notifying the indemnifying party promptly in writing of such action, (ii) the indemnified party giving the indemnifying party the right to control the defense and settlement of any such claim with counsel reasonably satisfactory to the indemnified party (except that the indemnifying party shall not enter into any settlement that affects the indemnified party's rights or interest without the indemnified party's prior written approval), and (iii) the indemnified party cooperating and, at indemnifying party's request and expense, assisting in such defense.

11.   LIMITATION OF LIABILITY

      EXCEPT WITH RESPECT TO EACH PARTY'S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 10 OR A BREACH BY EITHER PARTY OF ITS OBLIGATIONS DESCRIBED IN
SECTION 8, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR ANY FORM OF INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER FROM ANY CAUSES OF ACTION OF ANY KIND WITH RESPECT TO THIS AGREEMENT WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. EXCEPT WITH RESPECT TO EACH PARTY'S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 10 OR A BREACH BY EITHER PARTY OF ITS OBLIGATIONS DESCRIBED IN
SECTION 8, NEITHER PARTY'S LIABILITY UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL EXCEED AN AMOUNT EQUAL TO THE TOTAL AMOUNT PAID BY IPIX TO EBAY DURING THE TWELVE (12) MONTHS PRECEDING THE CLAIM. THIS LIMITATION OF EACH PARTY'S LIABILITY IS CUMULATIVE, WITH ALL PAYMENTS FOR CLAIMS OR DAMAGES UNDER OR IN CONNECTION WITH THIS AGREEMENT BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF ONE OR MORE CLAIMS WILL NOT ENLARGE THE LIMIT.

12.   CUSTOMER INFORMATION

      12.1 Collection Limitations. Any information that IPIX obtains from a Customer ("Customer-Provided Information", and together with Transferred Information, "Customer Information") will be limited to information reasonably related to the use of the Services under this Agreement or otherwise required to use the Services.

      12.2 Use Limitations. IPIX may use Customer Information to provide and market the Services to Customers. IPIX will neither use itself nor permit any third party to use Customer Information for any purpose other than to provide or market the Services to Customers. Neither IPIX nor any third party will use Customer Information to market any other products or services to Customers where such product or service is then currently offered by eBay or a third party with whom eBay has a contractual relationship that could include such product or service.

      12.3 Use Subject to Privacy Policy. IPIX further agrees to use such Customer Information only as authorized by eBay's privacy policy, the Customer and subject to IPIX's reasonable privacy policy, such privacy policy to be adequately displayed throughout the IPIX website. IPIX will neither use Customer Information to target communications to Customers (or facilitate the same on behalf of third parties) without the express written permission from eBay and opt-in agreement from the Customers, nor will IPIX solicit or facilitate such solicitation by any third party of Customers as a result of their status as an eBay user, and IPIX will explicitly not refer to Customers as "eBay users" or "eBay members" (or any similar reference) in any promotion, except with the prior written consent of eBay.

      12.4 Certain Disclosures. IPIX agrees not to sell, rent, lease or otherwise disclose Customer Information without eBay's prior written consent (such consent to be in eBay's sole discretion). Notwithstanding the foregoing:
IPIX will provide eBay reasonable access to IPIX's database of Customers (and related information) who have signed up with IPIX to use the Service through a Site or eBay advertising.

13.   GENERAL PROVISIONS

      13.1 Real Estate. In the event eBay elects to pursue Listings for the real estate market, IPIX will offer, at eBay's request, consulting, introductions to strategic partners, technical advice, and additional support, utilizing IPIX's extensive knowledge and relationships in the real estate industry.

      13.2 Independent Contractors. The relationship of IPIX and eBay established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever. All financial and other obligations associated with a party's business are the sole responsibility of that party.

      13.3 Press Plans. The parties will collaborate to release soon after the Effective Date one mutually agreeable joint press release regarding the relationship entered into hereunder. The parties shall agree to the content and timing of such joint press release. Upon eBay's written approval, in its sole and absolute discretion, the parties may also release a second mutually agreeable joint press release upon the launch of the Services. Any other press announcement by either party regarding the subject matter of this Agreement will be subject to the other party's prior written approval in its sole and absolute discretion.

      13.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.

      13.5 Governing Law. This Agreement will be governed by and construed under the laws of the State of California as applied to contracts entered into and performed entirely within the State between residents thereof.

      13.6 Notices. Any notice required or permitted by this Agreement will be deemed given if sent by prepaid overnight courier, addressed to the other party at the address set forth above or at such other address for which such party gives notice hereunder. Delivery will be deemed effective 1 day after deposit with such overnight courier. Notwithstanding the foregoing, any notice of failure or breach IPIX is required to give pursuant to Exhibit A or Exhibit H may be in the form of an email with confirmed receipt, and delivery will be deemed effective immediately. Any such email will be supplemented by a confirmation copy delivered by facsimile or overnight courier.

      13.7 Force Majeure. Nonperformance of either party will be excused to the extent that performance is rendered impossible by storm, lockout or other labor trouble, riot, Internet infrastructure failure, hacker attack, war, rebellion, strike, fire, flood, accident or other act of God, governmental acts, orders or restrictions, or any other reason where failure to perform is beyond the control, and not caused by the gross negligence or willful misconduct of, the non-performing party.

      13.8 Non-Assignability; Change of Control. Neither party may assign, transfer or delegate any right or obligation hereunder to a third party without the other party's written consent; provided, however, that either party may assign, transfer or delegate any right or obligation hereunder in the event such party experiences a Change of Control (as defined below). In the event IPIX experiences a Change of Control in connection with an eBay Competitor (as defined below), within ten (10) days following such Change of Control, IPIX shall provide written notice to eBay of such Change of Control. In the event of such Change of Control, eBay may, within ninety (90) days following such Change of Control, terminate this Agreement upon written notice to IPIX. "Change of Control" means any Ownership Change Event or a series of related Ownership Change Events (collectively, the "Transaction") wherein a party's shareholders immediately preceding the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of such party's voting stock or other voting interests immediately before the Transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the corporation or corporations to which substantially all of such party's assets or stock were transferred, as the case may be. An "Ownership Change Event" occurs if any of the following occur: (a) the direct or indirect sale or exchange in a single series of related transactions by such party's shareholders or other ownership interest holders of more than 50% of its voting stock or other voting interests; (b) a merger or consolidation in which such party is a party; (c) the sale, exchange or transfer of all or substantially all of such party's assets; or (d) a liquidation or dissolution of such party. However, an Ownership Change Event does not occur as a result of any transaction or series of transactions that are effected solely in connection with a (i) reincorporation, or (ii) a reorganization, recapitalization or similar financing not in connection with the sale of all or substantially all of such party's assets or stock or other ownership interests. During the Term, upon written notice to IPIX, eBay shall have the right to revise once during the first 30 days of each Deal Quarter the list of eBay Competitors listed in Exhibit G to add entities which eBay reasonably believes are or may become competitive with eBay (each an "eBay Competitor").

      13.9 Customer Data. eBay will have no obligation to provide to IPIX any Customer data under the Agreement.

      13.10 Technology Escrow. Within 30 days following the Effective Date, IPIX shall deposit, and maintain during the Term, a copy of the current and complete source code for the software components of the IPIX Technology (other than those used to solely to provide the Virtual Tour Service) with a mutually acceptable escrow agent. Such escrow arrangement will be governed by a standard escrow agreement between such escrow agent and IPIX (the "Escrow Agreement"). IPIX shall name eBay in the Escrow Agreement as a contingent beneficiary of a restricted, non-transferable, non-exclusive, non-sublicenseable technology and source code license set forth in the Escrow Agreement, provided eBay executes such customary documentation applicable to contingent beneficiaries as the Escrow Agent shall specify from time to time. The foregoing license would only become effective if IPIX (a) no longer continues in the business of providing the Services, (b) experiences a Bankruptcy Event (as defined below) or (c) ceases to operate as a going business concern. The scope of such contingent license would be limited to a reasonable number of copies required for eBay's internal use for maintenance and operation purposes only, and eBay would be required as a condition of such license to maintain and secure such copies on a confidential basis in the same manner it treats its own similar information, but in no case with less than reasonable care. The escrow arrangement will not apply to any code or products IPIX licenses from third parties. If such third party code is necessary for the operation of the Image Management Solution and the Services, IPIX will use its best efforts to obtain, or assist eBay in obtaining, the necessary licenses to use such third party code to operate the Image Management Solution and the Services. A "Bankruptcy Event" means: (w) voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; (x) a receiver or custodian is appointed for such party; (y) proceedings are instituted by or against such party for corporate reorganization, dissolution, liquidation or winding-up of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; or (z) substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter.

      13.11 Modification; Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

      13.12 Headings. The headings to the sections and subsections of this Agreement are included merely for convenience of reference and will not affect the meaning of the language included therein.

      13.13 Severability. In the event that it is determined by a court of competent jurisdiction as part of a final ruling, government action or binding arbitration, that any provision of this Agreement (or part thereof) is invalid, illegal, or otherwise unenforceable, such provision will be enforced as nearly as possible in accordance with the stated intention of the parties, while the remainder of this Agreement will remain in full force and effect and bind the parties according to its terms. To the extent any provision (or part thereof) cannot be enforced in accordance with the stated intentions of the parties, such provision (or part thereof) will be deemed not to be a part of this Agreement.

      13.14 Counterparts; Facsimile Signatures. This Agreement may be executed by exchange of signature pages by facsimile and/or in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF the parties hereto have executed this Visual Content Services Agreement as of the day and year first above written.

INTERNET PICTURES CORPORATION                 eBAY INC.

By: /s/ Rudy Ruano                            By: /s/ Jeffrey Jordan
    ----------------------                        --------------------------
Name: Rudy Ruano                              Name: Jeffrey Jordan

Title: Senior Vice President                  Title: Vice President

* Indicates material has been omitted pursuant to a request for confidential information

                            AMENDMENT NO. 1 TO THE

                      VISUAL CONTENT SERVICES AGREEMENT

      THIS AMENDMENT NO. 1 (the "Amendment") to the VISUAL CONTENT SERVICES AGREEMENT (the "Agreement") is effective as of January 1, 2001 (the "Amendment Effective Date") by and between eBAY INC., a Delaware corporation with its principal place of business at 2145 Hamilton Avenue, San Jose, California 95125 ("eBay"), and INTERNET PICTURES CORPORATION, a Delaware corporation with its principal place of business at 1009 Commerce Park Drive, Oak Ridge, Tennessee 37830 ("IPIX"). Capitalized terms not herein defined shall have the meanings ascribed to them in the Agreement.

                                  BACKGROUND

A.    The parties entered into the Agreement, effective April 19, 2000.

B. The parties desire to amend the Agreement to change the payment terms, promotional obligations, and technology escrow terms of the Agreement.

C. All capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement unless defined otherwise in this Amendment.

                                  AMENDMENT

1. SERVICES AND IMPLEMENTATION. Section 2.1(d) ("Services Pricing") of the Agreement is amended to read as follows (insertions are indicated for convenience):

            2.1(D) SERVICES PRICING. During the Term, if IPIX furnishes a palette of Image services substantially similar to the Services for online listing and trading to any third party on pricing terms more favorable than the pricing terms offered to eBay herein, eBay may elect to incorporate such pricing terms offered by IPIX to such third party into this Agreement in its sole discretion (provided that Virtual Tour Services are excluded from such obligation). Moreover, if IPIX's then-current effective national pricing for Virtual Tour Services is more favorable than the pricing offered to eBay Customers, the parties shall immediately modify the Agreement to reflect such favorable pricing. The parties will mutually agree on pricing for all Services other than Virtual Tour Services, and will periodically review the then-current pricing for the Services.*


2. PROMOTIONAL IMPRESSIONS. Section 4.2 ("Promotional Impressions") of the Agreement is hereby amended and restated in its entirety as follows:

      4.2   PROMOTIONAL IMPRESSIONS.  *


3.    EXCLUSIVITY.

      A. Section 4.3(a)(iii) * of the Agreement is amended to read as follows (insertions are indicated for convenience): *

      B. Section 4.3(a)(ii) * of the Agreement is amended to read as follows (insertions are indicated for convenience): *

      C. SCOPE OF EXCLUSIVITY. Sections 4.3(a)(ii)(A) *, 4.3(a)(ii)(B) *, 4.3(a)(ii)(C) *, and 4.3(e) * of the Agreement are deleted in their entirety, and neither party will have any obligations or restrictions under such sections.

4. PROMOTIONAL IMPRESSIONS. Section 5.1 * is hereby amended and restated in its entirety as follows (insertions are indicated for convenience): *


5.    TECHNOLOGY ACCESS FEES.

      A. CESSATION OF TECHNOLOGY ACCESS FEES. Section 5.2 * is hereby deleted in its entirety, and neither party will have any obligations or restrictions under such sections.

      B. EXHIBIT E. Exhibit E ("Payment Schedule") of the Agreement is hereby amended and restated in its entirety as follows. *

6. TECHNOLOGY ESCROW. Section 13.10 ("Technology Escrow") of the Agreement is amended to read as follows:

      13.10  TECHNOLOGY ESCROW.

             (a) Within 30 days following the Effective Date, IPIX shall deposit, and maintain during the Term, a copy of the current and complete source code for the software components of the IPIX Technology (other than those used to solely to provide the Virtual Tour Service) (the "Source Code") with an escrow agent mutually agreeable to the parties. Such escrow arrangement will be governed by a standard escrow agreement between such escrow agent and IPIX (the "Escrow Agreement"). IPIX shall name eBay in the Escrow Agreement as a contingent beneficiary entitled to receive the Source Code if IPIX: (i) no longer continues in the business of providing the Services; provided, however that a Change of Control of IPIX (as defined in Section 13.8, but excluding a Change of Control Event occurring under Section 13.8(d)) shall not trigger a release of the Source Code from escrow, (ii) experiences a Bankruptcy Event (as defined below) or (iii) ceases to operate as a going business concern, provided eBay executes such customary documentation applicable to contingent beneficiaries as the Escrow Agent may specify from time to time. The escrow arrangement will not apply to any code or products IPIX licenses from third parties. If such third party code is necessary for the operation of the Image Management Solution and the Services, IPIX will use its best efforts to obtain, or assist eBay in obtaining, the necessary licenses to use such third party code to operate the Image Management Solution and the Services. A "Bankruptcy Event" means: (w) voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; (x) a receiver or custodian is appointed for such party; (y) proceedings are instituted by or against such party for corporate reorganization, dissolution, liquidation or winding-up of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; or (z) substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter.

             (b) IPIX hereby grants to eBay a worldwide, fully-paid, perpetual, irrevocable license (with rights to sublicense such rights to third parties to enable such parties to support eBay) to use, reproduce, modify and otherwise exploit the Source Code, solely to support the uses contemplated under the Agreement, where such present license is exercisable upon the release of the Source Code under the Escrow Agreement. eBay will (and will require any third party to which it provides such Source Code to support the provision of the Services to eBay) to maintain and secure such copies on a confidential basis in the same manner it treats its own similar information, but in no case with less than reasonable care."

7.    GENERAL.

      7.1 GOVERNING LAW; VENUE. This Amendment shall be construed in accordance with and governed exclusively by the laws of the State of California applicable to agreements made among California residents and to be performed wholly within such jurisdiction, regardless of such parties' actual domiciles. Both parties submit to personal jurisdiction in California and further agree that any cause of action arising under this Amendment shall be brought exclusively in a court in Santa Clara County, CA.

      7.2 FULL FORCE AND EFFECT. Except as may be specifically amended by this Amendment, the Agreement remains in full force and effect in accordance with its terms.

      IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Visual Content Services Agreement.

  eBAY INC. ("eBAY")                        INTERNET PICTURES CORPORATION
                                            ("IPIX")

  By:  /s/ Jeff Jordan                      By: /s/ Howard Field
      ----------------------------------       --------------------------------
  Name:  Jeff Jordan                        Name:  Howard Field
  Title: Senior Vice President, eBay U.S.   Title: Senior Vice President

* Indicates material has been omitted pursuant to a request for confidential information
                            AMENDMENT NO. 2 TO THE

                      VISUAL CONTENT SERVICES AGREEMENT

      THIS AMENDMENT NO. 2 (the "Amendment") to the VISUAL CONTENT SERVICES AGREEMENT is effective as of September 26, 2001 (the "Amendment Effective Date") by and between eBAY INC., a Delaware corporation with its principal place of business at 2145 Hamilton Avenue, San Jose, California 95125 ("eBAY"), and INTERNET PICTURES CORPORATION, a Delaware corporation with its principal place of business at 1009 Commerce Park Drive, Oak Ridge, Tennessee 37830 ("IPIX").

                                   BACKGROUND

D. The parties entered into the Visual Content Services Agreement, effective April 19, 2000 (the "Agreement").

E. The parties entered into Amendment No. 1 to the Visual Content Services Agreement, effective January 1, 2001 (the "First Amendment") to adjust certain rights and obligations.

F. The parties now desire to amend the Agreement to, among other things, modify the licenses, payment terms, promotional obligations, and technology escrow terms of the Agreement, as well as to make provisions for the purchase and sale-leaseback of certain IPIX hardware to eBay.


G. All capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement unless defined otherwise in this Amendment.

                                    AMENDMENT

1. IPIX TECHNOLOGY. Section 1.15 "IPIX Technology" is hereby amended and restated in its entirety as follows:

      1.15 "IPIX Technology" means any proprietary software, hardware, or other technology used or necessary in the development, implementation, or provision of Services to Customers (including but not limited to the Image Management Solution and Plug-Ins), any updates thereto, and all intellectual property rights (e.g., trademarks, trade secrets, copyrights, patents, and patent applications) associated therewith.

2. ENHANCED SERVICES PAYMENTS. Effective October 1, 2001, Section 5.3 * is hereby amended and restated in its entirety as follows: *

3. EXHIBIT I. Effective October 1, 2001, Exhibit I as follows shall be added to the Agreement: *

4. PROPRIETARY RIGHTS. Section 7.1 ("IPIX Technology; Help Tools; IPIX Images") is hereby amended and restated in its entirety as follows (changes are indicated for convenience):


      7.1 IPIX Technology; Help Tools; IPIX Images. Except as modified by Sections 7.1(c) and 7.1(d) below:

                  (a) All IPIX Technology, Help Tools and all IPIX Images are, and at all times will remain, the exclusive property of IPIX, and no provision of this Agreement implies any transfer to eBay of any ownership interest in the IPIX Technology, Help Tools or the IPIX Images. The licenses set forth in Sections 7.1(b) and 7.1(c) confer neither title to, nor ownership in, the IPIX Technology, Help Tools or the IPIX Images and are not a sale of any rights therein. eBay hereby irrevocably assigns to IPIX all right, title and interest worldwide in and to any modifications or derivative works of the IPIX Technology, Help Tools and IPIX Images made by eBay ("eBay Modifications"), including without limitation any copyrights, trade secrets, patent rights, moral rights, contract rights and licensing rights.

                  (b) IPIX hereby grants to eBay a nonexclusive, fully-paid, royalty-free, worldwide license to use, reproduce, display, digitally perform and/or modify the IPIX Technology, Help Tools and IPIX Images (including any eBay Modifications) solely as necessary to provide the Services in accordance with the Agreement. eBay may sublicense or distribute the IPIX Technology or any portion thereof (such as Plug-Ins), Help Tools and IPIX Images to Customers, solely as necessary to make the Services available to Customers on the Sites. In addition, IPIX hereby grants to eBay a perpetual, irrevocable, nonexclusive, fully-paid, royalty-free, worldwide foregoing license to use, reproduce, digitally perform, display, modify and distribute for any purpose any derivative works of Help Tools which eBay creates in the process for localizing such Help Tools for use on international Sites.

                        (i) As reasonably requested by IPIX from time to time, eBay agrees to include such ownership restrictions and other licensing provisions regarding the IPIX Technology, IPIX Images and Help Tools in relevant legends, disclaimers and license agreements presented to Customers on the Sites in connection with the Services. eBay shall reproduce all copyright notices in the original IPIX Technology, Help Tools and IPIX Images and on all copies or modifications thereof where the omission of such notices would jeopardize or impair IPIX's intellectual property rights therein.

                        (ii) Any transfer, copying, distribution or other use of the IPIX Technology, Help Tools and IPIX Images by eBay other than as expressly provided herein constitutes a material breach of this Agreement.

                        (iii) eBay will not disassemble or decompile the IPIX Technology including single Java class files under any circumstances. The disassembly or decryption by eBay of the foregoing constitutes a material breach of this Agreement.

                        (iv) eBay will not export or re-export the IPIX Technology or any copy or adaptation in violation of any applicable laws or regulations.

                  (c) IPIX hereby grants eBay a perpetual, irrevocable, nonexclusive, fully-paid, royalty-free, worldwide license to use, reproduce, display, perform, modify, create derivative works of, distribute copies, make, have made, import, use, and in any way exploit the IPIX Technology to provide the Services (including, but not limited to, IPIX hosting technology, server-based software (source code, object code, and executable code), client-based software (source code, object code, and executable code), and Plug-Ins), with the right to sublicense such IPIX Technology to support the foregoing. The foregoing license is granted presently and shall become exercisable only upon occurrence of a Triggering Event (as defined below). Each of the following is a "Triggering Event", and parties acknowledge and agree that the Triggering Events are noncurable: *

5. EXHIBIT E. Effective October 1, 2001, Exhibit E shall be amended and restated as follows: *


6. 6.3 TERMINATION FOR BREACH. Section 6.3 ("Termination for Breach") is hereby amended by adding a new Section 6.3(b) as follows:

                  (b) An occurrence of any Triggering Event other than Cash Failure (as specified in Section 13.10(b)(1)) shall constitute a material breach of the Agreement, and eBay may terminate the Agreement after the occurrence of any such Triggering Event upon written notice to IPIX. In addition, in the event of the occurrence of a Triggering Event caused by Cash Failure and the exercise by eBay of its rights under Section 7.1(c) and payment under Section 7.1(d), then this Agreement shall terminate. The obligations of each party to make any payments accrued and owing up to the date of termination shall survive any such termination.

7. REPRESENTATIONS AND WARRANTIES. Section 9.1 ("Warranty") of the Agreement is hereby amended and restated in its entirety as follows:


      9.1 Warranty. IPIX hereby represents and warrants to eBay that: (i) any content provided by IPIX to eBay (including but not limited to content contained in the Help Tools) will not contain any libelous, defamatory, obscene or slanderous material, and is not materially false, misleading or inaccurate, and will not contain any viruses, worms, time bombs, cancelbots or other programming routines intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data, or personal information; (ii) IPIX has the necessary right, power and authority to enter into this Agreement, First Amendment, and this Amendment and to grant the licenses contained herein; and (iii) IPIX's execution, delivery, and performance of its obligations under this Amendment will not cause a breach or constitute an event of default under any agreement to which IPIX is a party or by which IPIX is bound.

8. TRANSITION ASSISTANCE. In the event that IPIX experiences a Triggering Event, IPIX will use commercially reasonable efforts to make available individuals familiar with the IPIX Technology (e.g., developers, operations, and quality assurance personnel), for hire by eBay to assist eBay in providing the Services.

9. TECHNOLOGY ESCROW. Section 13.10(a) ("Technology Escrow") of the Agreement is amended and restated to read as follows (changes are indicated for convenience):


      13.10 TECHNOLOGY ESCROW.

            (a) Within 30 days following the Amendment Effective Date, IPIX shall amend the May 30, 2000 Two-Party Escrow Agreement; such amended escrow agreement shall be mutually agreeable to the parties and shall contain terms satisfactory to eBay (including reformation of Bankruptcy Events to conform to the Triggering Events and streamlined dispute resolution and release procedures as set forth in draft Amendment No. 1 to the Two-Party Escrow Agreement) (the "Escrow Agreement"). Under such Escrow Agreement, IPIX shall deposit, and maintain during the Term, a copy of the current and complete source code, object code, and executable code for the software components of the IPIX Technology as well as all associated documentation. IPIX shall name eBay in the Escrow Agreement as a contingent beneficiary entitled to receive the Code immediately upon the following events: (i) if IPIX no longer continues in the business of providing the Services; provided, however that a Change of Control of IPIX (as defined in Section 13.8, but excluding a Change of Control Event occurring under Section 13.8(d)) shall not trigger a release of the Code from escrow, (ii) upon the occurrence of a Triggering Event (as defined in Section 7.1(c) above) and eBay exercises its rights under Section 7.1(c); or (iii) if IPIX ceases to operate as a going business concern; provided eBay executes such customary documentation applicable to contingent beneficiaries as the Escrow Agent may specify from time to time. The escrow arrangement will not apply to any code or products IPIX licenses from third parties. If such third party code is necessary for the operation of Services, IPIX will assist eBay in obtaining, the necessary licenses to use such third party code to operate the Services.

            (b) An "Adverse Financial Event" means:

                (1) *;

                (2) IPIX (i) ceases to conduct its business in the ordinary course, or (ii) commences any insolvency proceeding with respect to itself, or (iii) takes any action to effectuate or authorize any of the foregoing;

                (3) voluntary or involuntary proceedings by or against IPIX are instituted in bankruptcy under any insolvency law, which proceedings, if involuntary, shall not have been dismissed within thirty (30) days after the date of filing;

                (4) a receiver or custodian is appointed to effectuate or authorize any of the foregoing;

                (5) proceedings are instituted by or against such party for corporate reorganization, dissolution, liquidation or winding-up of such party, which proceedings, if involuntary, shall not have been dismissed within thirty (30) days after the date of filing; or

                (6) substantially all of the assets of such party are seized or attached and not released within thirty (30) days after the date of filing days thereafter.

10. 13.7 FORCE MAJEURE. Section 13.7 ("Force Majeure") of the Agreement is amended and restated to read as follows (changes are indicated for convenience):

       Force Majeure. Nonperformance of either party will be excused to the extent that performance is rendered impossible by storm, lockout or other labor trouble, riot, Internet infrastructure failure, hacker attack, war, rebellion, act of terrorism, strike, fire, flood, accident or other act of God, governmental acts, orders or restrictions, or any other reason where failure to perform is beyond the control of the non-performing party.

11. BANKRUPTCY CODE. The parties acknowledge and agree that the Agreement is a contract under which IPIX is a licensor of intellectual property as provided in Section 365(n) of Title 11, United States Code (the "Bankruptcy Code"). IPIX acknowledges that if IPIX, as a debtor in possession or trustee in bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, eBay may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Upon written request of eBay to IPIX or the bankruptcy trustee, IPIX or such bankruptcy trustee will not interfere with the rights of eBay as provided in this Agreement.

12.   NOTICE AND ADDITIONAL DOCUMENTS.  *

13.   GENERAL.

      13.1 GOVERNING LAW; VENUE. This Amendment shall be construed in accordance with and governed exclusively by the laws of the State of California applicable to agreements made among California residents and to be performed wholly within such jurisdiction, regardless of such parties' actual domiciles. Both parties submit to personal jurisdiction in California and further agree that any cause of action arising under this Amendment shall be brought exclusively in a court in Santa Clara County, CA.

      13.2 FULL FORCE AND EFFECT. Except as may be specifically amended by this Amendment, the Agreement remains in full force and effect in accordance with its terms.

      13.3 CONFLICT. In the event of any conflict between the Visual Content Services Agreement, the First Amendment, and this Amendment, the terms set forth in this Amendment herein shall supersede any conflicting term(s) set forth in the Visual Content Services Agreement and the First Amendment.


      IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to the Visual Content Services Agreement.

  eBAY INC. ("eBAY")                          INTERNET PICTURES CORPORATION
                                              ("IPIX")

  By:/s/ Jeff Jordan                          By:  /s/ Donald Strickland
     ------------------------------               ------------------------------
  Name:  Jeff Jordan                          Name:  Donald Strickland
  Title: Senior Vice President, eBay U.S.     Title: Chief Executive Officer